EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of Presidio Production Company, dated as of May 15, 2026, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

MORGAN STANLEY
Signature:	/s/ Mustufa Salehbhai
Name/Title:	Mustufa Salehbhai, Authorized Signatory
Date:	05/15/2026

MS Capital Partners Adviser Inc.
Signature:	/s/ David Cook
Name/Title:	David Cook, Executive Director
Date:	05/15/2026

MS Energy Partners GP LP
Signature:	/s/ David Cook
Name/Title:	David Cook, Executive Director, MS Energy Partners GP Inc., its general partner
Date	05/15/2026
NH Presidio Investments LLC
Signature:	/s/ David Cook
Name/Title:	David Cook, Executive Director
Date:	05/15/2026